United States securities and exchange commission logo





                     April 4, 2024

       Michelle Plummer
       Chief Financial Officer and Chief Operating Officer
       Greene County Bancorp, Inc.
       302 Main Street
       Catskill, NY 12414

                                                        Re: Greene County
Bancorp, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2023
                                                            Form 10-Q for the
Fiscal Quarter Ended December 31, 2023
                                                            File No. 000-25165

       Dear Michelle Plummer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance